Jones, Jensen & Company [letterhead]


July 21, 1999


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:       Lucas Educational Systems, Inc., a Delaware corporation
          Commission File No. 0-24374

Ladies and Gentlemen:

We were previously the independent accountants for the Company and on August 4, 1998 we reported on the financial statements of the Company for the fiscal year ended March 31, 1998. On June 28, 1999 we were dismissed as the independent accountants of Lucas Educational Systems, Inc.

We have read the Company's statements included under Item 4 of its Current Report on Form 8-K dated June 28, 1999 and have no disagreements with the disclosure made therein.

Very truly yours,


/s/Jones Jensen & Company
Jones, Jensen & Company